AMENDMENT TO SUB-ADVISORY AGREEMENT
                                     BETWEEN
                         FLEET INVESTMENT ADVISORS INC.
                                       AND
                       OECHSLE INTERNATIONAL ADVISORS, LLC

         WHEREAS, the Board of Trustees of The Pillar Funds, a Massachusetts business trust (the "Trust"), desires to retain Fleet Investment Advisors Inc. (the "Adviser") on an interim basis pending approval by shareholders of the Trust to render investment management services with respect to each of its series (the "Funds"), and the Adviser is willing to render such services;

         WHEREAS, the Trust and the Adviser desire to retain Oechsle International Advisors, LLC, (the "Sub-Adviser") on an interim basis pending approval by shareholders of the Pillar International Equity Fund (the "Fund") to render investment management services with respect to the Fund, and the Sub-Adviser is willing to render such services;

         NOW, THEREFORE, for the period of time between the effective date of the agreement entered into on April 2, 2001 by and between the Adviser and the Sub-Adviser (the "Agreement") and the approval of the Agreement by majority of the Fund's outstanding voting securities (the "Interim Period"), the Agreement is hereby amended as follows:

DURATION AND TERMINATION. The Agreement, unless sooner terminated as provided below, shall remain in effect for the duration of the Interim Period or 150 days from the effective date of this Amendment, whichever period is less.

The Agreement may be terminated at any time, without the payment of any penalty, by the Adviser or by the Trust (by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund) without the payment of any penalty on 10 days written notice to the Sub-Adviser, or by the Sub-Adviser at any time without the payment of any penalty, on 30 days written notice to the Trust and the Adviser. The Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Amendment shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

As used in this Amendment, the terms "assignment" and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder; subject to such exemptions as may be granted by the Securities and Exchange Commission.



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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the day and year first written above.

FLEET INVESTMENT ADVISORS INC.               OECHSLE INTERNATIONAL ADVISORS, LLC

                                             By:      Oechsle Group, LLC
                                                      Its Member Manager

By:       /S/ KEITH T. BANKS                 By:       /S/ STEPHEN P. LANGER
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Attest:  [SIGNATURE ILLEGIBLE]               Attest:  [SIGNATURE ILLEGIBLE]
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